EXHIBIT (k)(5)

As of July 1, 2019

AGILITY MULTI-ASSET INCOME FUND

c/o Wells Fargo Investment Institute, Inc.

401 South Tryon Street

Charlotte, NC 28202

Re: Expense Limitation Agreement (the “Agreement”)

With reference to (i) the Advisory Agreement dated as of July 1, 2019 by and between Perella Weinberg Partners Capital Management LP (the “Advisor”) and Agility Multi-Asset Income Fund (the “Fund”), we hereby agree as follows:

1. For the period commencing as of the date of this Agreement through June 30, 2020, the Advisor agrees to waive its fees and/or reimburse the Fund for its expenses to the extent necessary to limit the total annualized expenses of each Class of shares of the Fund (excluding the Fund’s borrowing and other investment-related costs and fees (including any underlying manager fees and expenses), taxes, litigation and indemnification expenses, judgments and other extraordinary expenses not incurred in the ordinary course of the Fund’s business and the distribution and servicing fees (often referred to as Rule 12b-1 Fees) applicable to the Fund’s Class A shares) to 2.00% annually of the Fund’s average net assets attributable to each class of shares (including the Advisor’s management fee).

2. The Advisor shall be permitted to recover fees and expenses it has waived or borne hereunder from the applicable Class or Classes of shares subsequent to the effective date of this agreement (whether through reduction of its fees or otherwise) in later periods to the extent that the Fund’s expenses with respect to the applicable Class of shares fall below the annual rate set forth herein; provided, however, that the Fund is not obligated to pay any deferred fees or expenses more than three years after the end of the fiscal year in which the fee or expense was deferred.

3. During the periods covered by this letter agreement, the expense limitation arrangement set forth above may only be modified by a majority vote of the “non-interested” trustees of the Fund (as defined under the Investment Company act of 1940, as amended (the “1940 Act”).

4. We understand and intend that you will rely on this undertaking in preparing and filing amendments to the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

EXHIBIT (k)(5)

5. Nothing in this Agreement shall be construed as preventing the Advisor from voluntarily limiting, waiving or reimbursing expenses outside the contours of this Agreement; nor shall anything herein be construed as requiring that the Advisor limit, waive or reimburse any expenses incurred after June 30, 2020 or, except as expressly set forth herein, prior to such date.

7. No person other than the Fund and the Advisor is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund any direct, indirect, derivative, or other rights against the Advisor, or (ii) create or give rise to any duty or obligation on the part of the Advisor (including without limitation any fiduciary duty) to any person other than the Fund (including without limitation any shareholder in the Fund), all of which rights, benefits, duties, and obligations are hereby expressly excluded.

8. This Agreement shall be governed by applicable federal laws, rules and regulations and the laws of the State of Delaware without regard to the conflicts of law provisions thereof; provided, however that nothing herein shall be construed as being inconsistent with applicable federal law. Where the effect of a requirement of applicable federal law reflected in any provision of this Agreement is altered by a new or changed rule, regulation or order of the United States Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Very truly yours,

PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP

By:	/s/ Frances Ni
Name:	Frances Ni
Title:	Authorized Person

ACCEPTED AND AGREED TO ON BEHALF OF:

AGILITY MULTI-ASSET INCOME FUND

By:	/s/ Kent Muckel
Name:	Kent Muckel
Title:	President